Exhibit 99.2

Bighorn Permian Resources, LLC

Consolidated Financial Statements as of December 31, 2021
and for the Period from February 2, 2021 to December 31, 2021

BIGHORN PERMIAN RESOURCES, LLC
CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2021
(In thousands)

December 31, 2021
Assets
Current assets
Cash and cash equivalents	$14,996
Accounts receivable - oil, natural gas and NGLs	54,493
Accounts receivable - joint operations and other	6,249
Due from related party, net	31,789
Other current assets	4,065
Total current assets	111,592
Long-term assets
Oil and natural gas properties, successful efforts method	864,612
Less: accumulated depreciation and depletion	(52,950)
Oil and natural gas properties, net	811,662
Other property and equipment, net	776
Other assets	83
Total assets	$924,113
Liabilities and members’ capital
Current liabilities
Accounts payable	$16,450
Commodity derivatives	65,479
Total current liabilities	81,929
Long-term liabilities
Debt	150,802
Asset retirement obligations	27,430
Commodity derivatives	32,489
Suspense payable	17,536
Warrant liability	30,562
Total liabilities	340,748
Members’ capital	583,365
Total liabilities and members’ capital	$924,113

The accompanying notes are an integral part of these consolidated financial statements.

BIGHORN PERMIAN RESOURCES, LLC
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM FEBRUARY 2, 2021 TO DECEMBER 31, 2021
(In thousands)

For the period from February 2, 2021 to December 31, 2021
Revenues
Oil, natural gas, and NGL sales	$479,692
Operating expenses
Lease operating expense	53,255
Production and ad valorem taxes	31,648
Transportation, gathering, and processing	42,148
Depreciation, depletion, and accretion	54,347
General and administrative expenses	24,161
Total operating costs and expenses	205,559
Income from operations	274,133
Other expenses
Net loss on commodity derivatives – realized	(75,670)
Net loss on commodity derivatives – unrealized	(97,968)
Net loss on sale of other property and equipment	(177)
Change in fair value of warrant liability	(4,912)
Interest expense	(9,332)
Net income before income taxes	86,074
Income tax expense	(1,300)
Net income	$84,774

The accompanying notes are an integral part of these consolidated financial statements.

BIGHORN PERMIAN RESOURCES, LLC
CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ CAPITAL
FOR THE PERIOD FROM FEBRUARY 2, 2021 TO DECEMBER 31, 2021
(In thousands)

Members’ capital
Balance as of February 2, 2021	$498,591
Net income	84,774
Balance as of December 31, 2021	$583,365

The accompanying notes are an integral part of these consolidated financial statements.

BIGHORN PERMIAN RESOURCES, LLC
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM FEBRUARY 2, 2021 TO DECEMBER 31, 2021
(In thousands)

For the period from February 2, 2021 to December 31, 2021
Cash flows from operating activities:
Net income	$84,774
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation, depletion, and accretion	54,347
Net loss on sale of other property and equipment	177
Net loss on derivative contracts – unrealized	97,968
Change in fair value of warrant liability	4,912
Changes in operating assets and liabilities:
Accounts receivable - oil, natural gas and NGLs	(25,633)
Accounts receivable - joint operations and other	8,961
Other assets	184
Accounts payable	(10,693)
Asset retirement obligations	(59)
Net cash flows provided by operating activities	214,938
Cash flows from investing activities:
Development of oil and natural gas properties	(40,914)
Purchase of other property and equipment	(78)
Proceeds from sale of oil and natural gas properties	5,120
Proceeds from sale of other property and equipment	2,697
Change in amount due from related party, net	(33,319)
Net cash flows used in investing activities	(66,494)
Cash flows from financing activities:
Payment of debt principal	(164,198)
Net cash flows used in financing activities	(164,198)
Change in cash and cash equivalents	(15,754)
Cash and cash equivalents
Beginning of period	30,750
End of period	$14,996

The accompanying notes are an integral part of these consolidated financial statements.

BIGHORN PERMIAN RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2021, AND FOR THE PERIOD FROM FEBRUARY 2, 2021
TO DECEMBER 31, 2021
Note 1 – Description of the Business and Summary of Significant Accounting Policies
Description of the Business
Bighorn Permian Resources, LLC (“BPR”, the “Company”, the “Parent”), a Delaware limited liability company, and its subsidiary, Bighorn Asset Company, LLC were formed to own and operate oil and gas properties and other assets of the reorganized Sable Land Company, LLC, which was a subsidiary of Sable Permian Resources, LLC (and its affiliates) (“SPR”). Certain former creditors of SPR are the owners of the Company.
The Company entered into a Management Services Agreement (the “MSA”) with FDL SMB Management Company LLC (“FDL SMB”), who was engaged to act as an agent for the Company while providing all of the personnel, facilities, goods and equipment not otherwise provided by the Company as may be reasonable and necessary to support the day-to-day operations of the Company’s oil and gas properties, under the direction of the Company and its board of directors. See Note 10, Related Party Transactions.
Voluntary Reorganization under Chapter 11
On June 25, 2020, SPR and its subsidiaries (together, the “Debtors”) filed for voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the Southern District of Texas. On January 29, 2021, the U.S. Bankruptcy Court entered an order approving the Debtors’ disclosure statement and confirming the Third Amended Joint Plan of Reorganization (the “Plan”) with respect to SPR pursuant to section 1129 of the Bankruptcy Code.
In connection with the restructuring transactions set forth in the Plan, SPR contributed certain assets and liabilities to Sable Land Company, LLC. The Plan became effective on February 1, 2021 (the “Emergence Date”), triggering the wind-down and eventual liquidation of SPR (and its affiliates, excluding Sable Land Company, LLC). As set forth in the Plan, reorganized Sable Land Company, LLC emerged from bankruptcy, and the holders of equity interest in reorganized Sable Land Company, LLC then renamed it Bighorn Asset Company, LLC.
Summary of Significant Accounting Policies
Basis of Presentation
These consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company had no items of other comprehensive income for the period from February 2, 2021 to December 31, 2021.
The Company has used an accounting convenience date of February 1, 2021. The Company evaluated and concluded that events between February 1, 2021 and February 2, 2021 were immaterial and use of an accounting convenience date of February 1, 2021 was appropriate.
Principles of Consolidation
The consolidated financial statements include the Company and its wholly owned subsidiary, Bighorn Asset Company, LLC. All intercompany balances and transactions have been eliminated upon consolidation.
Risk and Uncertainties
As discussed in Note 13, Subsequent Events, the Company entered into an agreement on January 31, 2022 to sell the Company’s assets to Earthstone (as defined in Note 13, Subsequent Events). In the event the transaction with Earthstone does not successfully close, the Company will continue to be subject to an environment in which the following risks and uncertainties are applicable.
The Company’s revenue, profitability, and future rate of growth are substantially dependent on prevailing prices for oil, natural gas, and natural gas liquids (“NGLs”). Oil and natural gas prices historically have been volatile and may be subject to significant fluctuations in the future. A substantial or extended decline in oil and natural gas prices could have a material adverse effect on the financial position, results of operations, cash flows, access to capital, and on the quantities of oil, natural gas, and NGL reserves that the Company can economically produce. Other risks and uncertainties that could affect the Company in a low oil and natural gas price environment also include, but are not limited to, counterparty credit risk for its receivables, access to capital markets, regulatory risks, and its ability to meet covenants in credit facilities.
The Company considered the impact of the ongoing COVID-19 pandemic on the assumptions and estimates used in the consolidated financial statements. The effects of COVID-19 and concerns regarding its global spread have negatively impacted global demand for crude oil and natural gas, which has and could continue to contribute to price volatility, impact prices the Company receives for crude oil, natural gas and NGLs, and materially and adversely affect the demand for and marketability of its production, as well as lead to temporary curtailment or shut-ins of production due to lack of downstream demand or storage capacity.
Additionally, in February 2022 tensions between Russia and Ukraine escalated. This has led to economic sanctions imposed against Russia by the U.S. and certain European nations. Such sanctions may impact companies in many sectors and could lead to price volatility in the global energy industry, particularly for the Company’s crude oil, natural gas, and NGLs. The extent and strength of the sanctions are still developing, and the corresponding effect on the Company remains uncertain.
Use of Estimates
The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Significant estimates include, but are not limited to, (i) oil and natural gas reserves, (ii) depreciation and depletion, (iii) impairment evaluations, (iv) fair value of assets and liabilities reflected as part of BPR’s reorganization and emergence from bankruptcy, (v) fair value of derivative instruments, (vi) asset retirement obligations, (vii) the amount of accrued assets and liabilities, and (viii) the fair value of warrants. These estimates and assumptions are based on management’s best judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment. Although management believes its estimates and assumptions are reasonable, changes in facts and circumstances or the discovery of new information may result in revised estimates, and actual results may differ from these estimates.
Cash and Cash Equivalents
All highly liquid investments purchased with an original maturity of three months or less at the date of purchase are considered cash equivalents. Cash and cash equivalents are maintained with a major financial institution in the United States. Deposits with this financial institution may exceed the amount of insurance provided on such deposits; however, the financial stability of this financial institution is regularly monitored, and the Company believes that it does not have exposure to any significant default risk.
Accounts Receivable
Accounts receivable consists of receivables from oil, natural gas, and NGL production delivered to purchasers, joint interest owners on properties the Company operates, and counterparties to the Company’s derivative contracts. Accounts receivables are recorded at the invoiced amount and do not bear interest. Any receivables outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance for doubtful accounts by considering the length of time accounts are past due and the history of collecting receivables. Bad debt expense is recorded when it becomes probable. The Company will not collect all amounts due in accordance with the contractual terms of the receivable.
As of December 31, 2021, the Company did not have any allowances for doubtful accounts. The Company did not incur any bad debt expense for the period from February 2, 2021 to December 31, 2021. The Company does not have any off-balance sheet credit exposure related to its customers.
Fair Value of Financial Instruments
Financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, derivatives, warrants, and long-term debt. The carrying amounts of the Company’s financial instruments other than derivatives, warrants, and long-term debt approximate fair value because of the short-term nature of the items. Derivatives and warrants are recorded at fair value and marked to market each reporting period. The carrying value of the Company’s debt approximates fair value because the credit facility’s variable interest rate resets frequently and approximates current market rates available to the Company.

Revenue Recognition
Sales of oil, natural gas, and NGLs are recognized at the point in time when control of the product is transferred to the customer and collectability is reasonably assured. For the Company’s crude oil contracts, transfer of control occurs at the delivery point stipulated in the contract. For the Company’s gas and NGL contracts, transfer of control occurs either at the plant tailgate after processing or at the delivery point stipulated in the contract. The Company’s contracts’ pricing provisions are typically tied to a market index, with certain adjustments based on, among other factors, physical location, quality of the oil or gas, and prevailing supply and demand conditions. As a result, the price of the oil, gas and NGLs fluctuate to remain competitive with other available oil, gas, and NGL supplies in the market. The Company believes that the pricing provisions of its oil, gas, and NGL contracts are customary in the industry. Revenues associated with proved properties for which the Company operate and have a working interest with other producers are recognized based on the actual volumes sold attributable to the Company’s interest, net of any royalty interest. Amounts due to royalty and working interest owners are recognized as revenue payable. There were no material gas imbalances as of December 31, 2021.
Oil and Natural Gas Properties
The Company applies the successful efforts method of accounting for its oil and natural gas properties whereby costs incurred to acquire mineral interests in oil and natural gas properties and to drill, equip and complete productive exploratory wells and development wells are capitalized. In addition, costs associated with enhanced recovery operations and replacements or upgrades that appreciably improve the efficiency or productive capacity of existing properties or extend their economic lives are capitalized. Ordinary repairs and maintenance costs are expensed as incurred.
Under the successful efforts method of accounting, exploratory drilling costs are capitalized on the consolidated balance sheet and not subject to depletion, pending determination of whether a well has found proved reserves in economically producible quantities. If proved reserves are found by an exploratory well, the associated capitalized costs become part of the oil and natural gas properties depletion base.
Acquisition costs of unproved properties are reclassified to proved properties when all necessary conditions are met for associated reserves to be classified as proved.
Costs associated with drilling exploratory wells that were unsuccessful in finding economically producible quantities are recognized as exploration expense as incurred. Geological and geophysical costs, seismic costs related to an area with no proved reserves, amortization of the costs of unproved properties assessed for impairment on a group basis, and the costs of carrying and retaining unproved properties are charged to exploration expense as incurred. No exploration expenses were recorded for the period from February 2, 2021 to December 31, 2021 for the incurrence of such costs.
When individual proved properties that are amortized as part of a group of properties are sold, the proceeds from the sale and the associated capitalized costs of the proved properties are credited and charged, respectively, to accumulated depletion. Gain or loss is recognized from the sale of less than an entire depletion base if the disposition is significant enough to materially impact the depletion rate of the remaining properties in the depletion base.
Proceeds from the sales of all or a part of an interest in individual unproved properties assessed for impairment on a group basis are treated as a recovery of cost. No gain or loss is recognized unless the sales proceeds exceed the original cost of the entire interest in the property, in which a gain would be recognized for the excess.
Other Property and Equipment
Other property and equipment primarily consist of field offices, furniture and fixtures, automobiles, office equipment, and building improvements, which are recognized at cost, or fair value if acquired. Acquisitions, renewals, and betterments are capitalized, while expenditures for repairs and maintenance are expensed as incurred. Net gains or losses on other property and equipment disposed of are included in net loss on sale of other property and equipment in the period in which the transaction occurs. The Company realized a net loss on sale of other property and equipment of $0.2 million for the period from February 2, 2021 to December 31, 2021.
Depreciation and Depletion
Capitalized acquisition costs of proved properties are depleted using the unit-of-production method based on total proved reserves. Drilling and completion and retirement costs are depreciated using the unit-of-production method based on estimated proved developed reserves. Costs of significant non-producing properties, wells in the process of being drilled and completed and development projects are excluded from depletion until the related project is completed and proved developed reserves are established or, if unsuccessful, impairment is determined. Depreciation of other property and equipment is computed using the straight-line method over the estimated useful lives of the related assets, which range from 2 to 20 years, depending on asset class.
Impairment
The Company reviews its long-lived assets to be held and used, including proved oil and natural gas properties assessed at the field level, at least annually or, when events or circumstances indicate that the carrying value of those assets may not be recoverable. For purposes of assessing its proved oil and natural gas properties for potential impairment, the Company reviews the expected undiscounted future cash flows for its total proved and risk-adjusted probable and possible reserves on a held and used basis which is largely dependent on future capital and operating plans. An impairment loss is indicated if the sum of the estimated undiscounted future cash flows related to the field is less than the carrying value of the field. If an impairment loss has been incurred, the loss recognized is the excess of the carrying amount over the estimated fair value.
The Company calculates the estimated fair values using a discounted future cash flow model. Management’s assumptions associated with the calculation of undiscounted future cash flows include oil and natural gas prices based on NYMEX futures price strips, as well as other assumptions, including (i) pricing adjustments for differentials, (ii) production costs, (iii) capital expenditures, (iv) production volumes, and (v) estimated reserves, including risk factors applied to probable and possible reserves. A discount rate would then be applied to the undiscounted cash flows in order to estimate fair value.
No impairment was recognized on proved oil and natural gas properties for the period from February 2, 2021 to December 31, 2021.
Warrant Liabilities
The Company evaluates all of our financial instruments, including issued unit purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 480 “Distinguishing Liabilities from Equity” (“ASC 480”) and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of financial instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The Company issued 1.1 million warrants (“Warrants”) on the Emergence Date, with three-year expiration, for the purchase of up to 1.1 million units at an exercise price of $31.5 per unit in connection with its emergence from Chapter 11 bankruptcy. In accordance with the guidance in FASB ASC Subtopic 815-40, “Derivatives and Hedging - Contracts in Entity’s Own Equity” (“ASC 815-40”), the Company concluded that a provision in the warrant agreement related to certain related-party fee payments related to indexation of the equity-linked financial instrument precludes the warrants from being accounted for as components of equity. As the Warrants do not meet the definition of a derivative as contemplated in ASC 815-40 related to the absence of a net settlement provision, the Warrants were recorded as liabilities on the consolidated balance sheet and measured at fair value upon issuance on the Emergence Date in accordance with FASB ASC Topic 820, “Fair Value Measurement” using a Black-Scholes option-pricing model, and the Warrants are subsequently remeasured at fair value at each reporting period with changes in the warrants liabilities recorded in the consolidated statement of operations. Warrant liabilities are classified as long-term liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Derivatives
The Company utilizes financial instruments to manage risks related to changes in commodity prices. As of December 31, 2021, the Company utilized financial instruments, such as oil swaps to reduce the volatility of oil prices, and natural gas swaps to reduce the volatility of natural gas prices on a portion of the Company’s future expected oil and gas production.
The Company has not designated any derivative instruments as a hedge for accounting purposes. The Company records all derivative instruments on the consolidated balance sheet at estimated fair value. Realized gains and losses on the settlement of commodity derivative instruments and changes in unrealized gains and losses are reported separately in the consolidated statement of operations. If the Company terminates a derivative instrument prior to maturity, any cash paid or received upon settlement is recognized immediately and reported separately in the consolidated statement of operations. Unrealized gains are included in current and long-term commodity derivative assets and unrealized losses are included in current and long-term commodity derivative liabilities on the consolidated balance sheet. See Note 7, Derivatives.

Asset Retirement Obligations
An asset retirement obligation (“ARO”) represents the future dismantlement and abandonment costs of tangible assets, such as platforms, wells, service assets, pipelines, and other facilities. The Company records an ARO and capitalizes the asset retirement cost in oil and natural gas properties in the period in which the retirement obligation is incurred based upon the estimated fair value of an obligation to perform site reclamation, dismantle facilities or plug and abandon wells. After recording these amounts, the ARO is accreted to its future estimated value using an assumed cost of funds and the additional capitalized costs are depreciated on a unit-of-production basis.
Estimating the future ARO requires management to make estimates and judgments regarding timing, existence of a liability, as well as what constitutes adequate restoration. Inherent in the present value calculation are numerous assumptions and judgments including the ultimate costs, inflation factors, credit adjusted discount rates, timing of settlement and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the present value of the existing ARO liability, a corresponding adjustment is made to the related asset. If the ARO is settled for an amount other than the recorded amount, a gain or loss is recognized at settlement.
Income Taxes
The Company is treated as a partnership for federal income tax purposes with each member separately taxed on its respective share of the Company’s income (loss). The Company is similarly treated as a partnership for state income tax purposes. The accompanying consolidated financial statements contain state taxes, including the Texas Margin Tax, that are imposed upon the Company directly, and which is subject to ASC 740, Income Taxes. The Company recorded $1.3 million to accounts payable of as of December 31, 2021.
Commitments and Contingencies
The Company is subject to legal proceedings, claims, and liabilities that arise in the ordinary course of business. Liabilities for loss contingencies arising from claims, assessments, litigation, or other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. There are no loss contingencies which require recognition or disclosure in the consolidated financial statements.
Note 2 – Recent Accounting Guidance
Recent accounting pronouncements, adopted
In March 2020, the FASB issued ASU 2020-03, “Codification Improvements to Financial Instruments”, which improves and clarifies various financial instruments topics. ASU 2020-03 includes seven different issues, including the treatment of revolving debt arrangements, that describe the areas of improvement and the related amendments to U.S. GAAP that are intended to make the standards easier to understand and apply by eliminating inconsistencies and providing clarifications. The guidance was adopted on February 2, 2021 and did not have a material impact on the consolidated financial statements.
Recent accounting pronouncements, not yet adopted
In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842), and subsequently issued other amendments to the initial guidance (collectively, “ASC 842”). ASC 842 amends various aspects of existing guidance for leases. The new guidance requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. The main difference between previous U.S. GAAP and the new standard is the recognition of lease assets and lease liabilities by lessees on the consolidated balance sheet for those leases classified as operating leases under previous U.S. GAAP. The new standard will also require new disclosures, including qualitative and quantitative requirements, providing additional information about the amounts recorded in the financial statements. The new guidance is effective for fiscal years beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the impact of adopting the new guidance on the financial statements.
In June 2016, the FASB issued ASU 2016-13, “Measurement of Credit Losses on Financial Instruments” (Topic 326), and subsequently issued other amendments to the initial guidance (collectively, “ASC 326”). ASC 326 represents a significant change in the Accounting for Credit Losses. The ASU introduced a new accounting model, the Current Expected Credit Losses model (CECL), which required earlier recognition of credit losses and additional disclosures related to credit risk. The CECL model utilizes a lifetime expected credit loss measurement objective for the recognition of credit losses for loans and other receivables at the time the financial asset is originated or acquired. The expected credit losses are adjusted each period for changes in expected lifetime credit losses. This model replaced the multiple existing impairment models in prior U.S. GAAP, which generally required that a loss be incurred before it is recognized. The standard applies to financial assets arising from revenue transactions such as contract assets and accounts receivables. The new guidance is effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact of adopting the new guidance on the financial statements.
Note 3 – Fresh-start Accounting
In accordance with Accounting Standards Codification 852, Reorganizations, (“ASC 852”) the Company applied fresh start accounting which resulted in the recognition of its assets and liabilities at their estimated Emergence Date fair values based on a reorganization value determined by the bankruptcy court. Reorganization value represents the fair value of total assets and is intended to approximate the amount a willing buyer would pay for the assets immediately after restructuring.
Reorganization Value
Reorganization value is derived from an estimate of enterprise value. Enterprise value represents the estimated fair value of an entity’s long-term debt, net of cash, and members’ capital. In support of the Plan, the enterprise value was estimated through a credit bid process with a deadline of September 25, 2020 (“Credit Bid Deadline”) and approved by the bankruptcy court to be $500 million. This valuation analysis was prepared using reserves information, development schedules, acreage maps, other financial information and financial projections and applying standard valuation techniques, including risked net asset value analysis and risk weighted discounted cash flow analysis.
The Company utilized the court approved enterprise value of $500 million in allocating the reorganization value to the assets and liabilities at the Emergence Date. From the Credit Bid Deadline through the Emergence Date, the price of oil and gas increased, which increased the valuation of the Company’s oil and natural gas properties. This resulted in a bargain purchase gain of $282.8 million on the Emergence Date. The Company recorded the bargain purchase gain as a component of members’ capital.
Valuation of Oil and Gas Properties
The Company’s principal assets are its oil and natural gas properties, which the Company accounts for under the successful efforts method of accounting as described in Note 1, Description of the Business and Summary of Significant Accounting Policies. The Company determined the fair value of its oil and natural gas properties based on the discounted cash flows expected to be generated from these assets. The computations were based on market conditions and estimated reserves quantities as of the Emergence Date.
The Company principally used estimated future market prices to apply to the estimated reserve quantities acquired and the estimated future operating and development costs to arrive at the estimates of future net revenues. For the fair value assigned to the oil and gas reserves, the future net revenues were discounted using the market-based weighted average cost of capital rate of 12% for proved developed producing wells, 15% for developed not producing wells, and 25% for drilled but uncompleted wells determined appropriate at the Emergence Date in comparison to similar market transactions.
The Company developed production models for all of its proved properties. Future cash flows before application of risk factors were estimated by using the New York Mercantile Exchange five-year forward prices for West Texas Intermediate oil, Henry Hub natural gas, other oil price indices, other natural gas price indices, and certain NGL component product price indices. These prices were adjusted for typical differentials realized by the Company for location and product quality adjustments. Gathering, transportation, processing and other post-production cost estimates were based on agreements in place at the Emergence Date, based on FDL SMB’s experience in similar markets, or other market-based assumptions. Development and operating costs were based on historical cost trends, FDL SMB’s experience with similar oil and gas properties in similar markets, and other market-based assumptions.

The following reconciles the enterprise value to the fair value of members’ capital as of February 2, 2021:

As of February 2, 2021
(in thousands)
Enterprise value	$500,000
Plus: Cash and cash equivalents	30,750
Plus: Bargain purchase gain	282,841
Less: Fair value of debt	(315,000)
Fair value of Members’ capital	$498,591
The following represents the fair value of net assets as of February 2, 2021:

As of February 2, 2021
(in thousands)
Cash and cash equivalents	$30,750
Oil and natural gas properties	827,794
Other property and equipment	3,611
Accounts receivable	43,101
Materials inventory	4,881
Other current assets	350
Accounts payable and accrued liabilities	(26,117)
Suspense payable	(18,992)
Debt	(315,000)
Warrant liability	(25,651)
Asset retirement obligations	(26,136)
Fair value of Members’ capital	$498,591
Note 4 – Property and Equipment
The following table summarizes the Company’s property and equipment as of December 31, 2021:

December 31, 2021
(in thousands)
Oil and natural gas properties
Proved	$864,612
Unproved	─
Less: accumulated depreciation and depletion	(52,950)
Oil and natural gas properties, net	811,662
Other property and equipment	820
Less: accumulated depreciation	(44)
Other property and equipment, net	$776
Note 5 – Asset Retirement Obligations
The Company recognizes its asset retirement obligations related to the plugging, abandonment and remediation of oil and gas producing properties. The liability has been accreted to its present value as of December 31, 2021.

The following table summarizes the changes in the Company’s asset retirement obligations for the period presented:

For the period from February 2, 2021 to December 31, 2021
(in thousands)
Asset retirement obligations at beginning of period	$26,136
Wells plugged	(59.00)
Dispositions	─
Accretion	1,353.00
Asset retirement obligations at end of period	$27,430
Note 6 – Debt
The Company’s subsidiary, Bighorn Asset Company, LLC (“Borrower”) entered into a Senior Secured Reserve-Based Credit Facility Agreement (the “BPR Revolving Credit Facility”) with an initial borrowing base of $315.0 million and maturity date of February 1, 2025. The BPR Revolving Credit Facility contains a mandatory prepayment feature whereby if the Company’s consolidated cash balance exceeds $15.0 million as of the first business day of each month, the amount in excess of $15.0 million shall be used to pay down the outstanding principal on the BPR Revolving Credit Facility. The BPR Revolving Credit Facility also has a feature such that, to the extent any paydown by the Borrower reduces the Aggregate Credit Exposure (as defined in the BPR Revolving Credit Facility) to below the Aggregate Maximum Credit Amount (as defined in the BPR Revolving Credit Facility) by more than $15.0 million, the Aggregate Maximum Credit Amount is permanently reduced by the lesser of (i) 50% of the excess between the Aggregate Maximum Credit Amount and the Aggregate Credit Exposure and (ii) 50% of the paydown amount. The BPR Revolving Credit Facility is secured by a first priority lien on substantially all of the Company’s assets. The administrative agent also has a perfected security interest in the issued and outstanding equity interests owned by the Parent of the Borrower. The BPR Revolving Credit Facility is secured on a pari passu basis with the International Swap Dealers Association Master Agreements (“ISDAs”) entered into separately with two counterparties, see Note 7, Derivatives. The borrowing base was subject to redeterminations on October 1, 2021, and semi-annually thereafter based on the oil and natural gas properties including the status of required title information, reserves, other indebtedness, the financial condition of the credit party, swap agreements then in effect and other relevant factors. Additionally, the borrowing base could be adjusted for certain asset dispositions, termination of swap agreements or issuance of certain additional debt. In October 2021 the borrowing base was redetermined to be $267.5 million.
Amounts borrowed under the BPR Revolving Credit Facility carried an interest rate, equal to either: (i) London Inter Bank Offering Rate (“LIBOR”) plus 3%; or (ii) the greater of (1) the prime rate, as determined by JPMorgan Chase Bank, (2) the greater of (a) the federal funds effective rate and (b) the overnight bank funding rate, plus 1/2 of 1%, and (3) the adjusted LIBOR rate for a one month interest period plus 1%, plus an additional variable amount of 2%. There was no variable amount of interest payable on outstanding borrowings, letter of credit fees, nor commitment fees associated with the BPR Revolving Credit Facility.
The BPR Revolving Credit Facility contained negative covenants, including, but not limited to covenants that limited the Company’s ability, as well as the ability of any future restricted subsidiaries to, among other things, incur additional debt, pay dividends on stock, make distributions of cash or property (except for tax distributions), change the nature of the business or operations, redeem stock or redeem or amend specified additional debt, make investments, loans, advances and acquisitions, create liens, enter into leases, sell assets, sell capital stock of subsidiaries, guarantee other indebtedness, enter into agreements that restrict dividends from subsidiaries, engage in any swap modification, enter into certain types of swap agreements, enter into take-or-pay or other prepayment arrangements, merge or consolidate and enter into transactions with affiliates. The BPR Revolving Credit Facility also contained certain affirmative covenants which, among other things, required periodic financial, operational, and reserve reporting. In addition, the BPR Revolving Credit Facility contained financial ratio requirements that required us to maintain a Consolidated Current Ratio (as defined in the BPR Revolving Credit Facility) as of the end of each fiscal quarter of no less than 1.0 to 1.0 and a Funded Net Debt Leverage Ratio (as defined in the BPR Revolving Credit Facility) of 3.5 to 1.0, with cash netting not to exceed $15.0 million (with such calculation to be subject to a customary annualization mechanic for the first three fiscal quarters post-closing). As of December 31, 2021, the Company was in compliance with all covenants associated with the BPR Revolving Credit Facility.
As of December 31, 2021, the Company had $150.8 million of total outstanding long-term debt related to the BPR Revolving Credit Facility. For the period from February 2, 2021 to December 31, 2021, the Company incurred

$9.3 million of interest expense on the revolving credit facility. Since the debt was recorded at fair value on February 2, 2021, there is no unamortized debt issue costs recorded for the BPR Revolving Credit Facility.
Note 7 – Derivatives
The Company utilizes financial instruments to manage risks related to changes in commodity prices. As of December 31, 2021, the Company utilized financial instruments, particularly oil swaps, natural gas swaps, and NGL swaps, to reduce the volatility of oil prices on a portion of the Company’s future expected oil and gas production.
The Company has elected not to designate any of its derivative contracts for hedge accounting. Accordingly, the Company records the net change in mark-to-market valuation of these derivative contracts in net gain (loss) on commodity derivatives – unrealized on the consolidated statement of operations. Payments and receipts on settled derivative contracts are recorded in net gain (loss) on derivative contracts – realized. All derivative contracts are recorded at fair market value in accordance with ASC 815, Derivative and Hedging, and ASC 820, Fair Value Measurement, and included on the consolidated balance sheet as commodity derivatives within the current liabilities and long-term liabilities sections of the consolidated balance sheet.
Commodity derivative contracts are with two counterparties, both of which have high credit quality. The credit ratings of counterparties are monitored on a continual basis. The Company believes the risk of significant nonperformance by any one counterparty is low.
The Company’s commodity derivative contracts outstanding as of December 31, 2021 are summarized below:

	Notional Volumes	Wtd. Avg. Fixed Price
Production Period	December 31, 2021	December 31, 2021
Crude oil swaps (bbls):
2022	1,863,193	$49.84
2023	976,375	$48.97
2024	353,766	$51.59
Crude oil basis swaps (bbls):
2022	1,822,304	$0.57
2023	903,574	$0.50
2024	164,731	$0.40
Crude oil CMA roll (bbls):
2022	595,836	$0.39
Natural gas swaps (mmbtu):
2022	18,843,162	$2.72
2023	10,932,092	$2.59
2024	4,015,202	$2.61
Natural gas basis swaps (mmbtu):
2022	18,066,300	$(0.23)
NGL swaps (bbls):
2022	477,563	$25.55

The fair values of the Company’s commodity derivative contracts as of December 31, 2021 are as follows:

Commodity Derivatives
December 31, 2021
(in thousands)

Crude commodity contracts	$(63,506)
Natural gas commodity contracts	(26,676)
NGL commodity contracts	(7,786)
Recorded fair value	$(97,968)
Balance Sheet Classification
Commodity derivatives – current	(65,479)
Commodity derivatives – long-term	(32,489)
Total	$(97,968)
The Company presents the fair value of its derivative contracts at the gross amounts in the balance sheets. The following table shows the potential effects of master netting arrangements on the fair value of the Company’s derivative contracts as of December 31, 2021 in accordance with ASC 210-20:

Commodity Derivatives
December 31, 2021
(in thousands)
Gross amounts presented in the balance sheet	$(97,968)
Amounts not offset in the balance sheet	—
Net amount	$(97,968)
The Company enters into an ISDA with each counterparty prior to entering into a derivative contract with such counterparty. The ISDA is a standard contract that governs all derivative contracts entered into between the Company and the respective counterparty. The ISDA allows for offsetting amounts payable or receivable between the Company and the counterparty, at the election of both parties, for transactions that occur on the same date and in the same currency.
The following presents the impact of derivatives and their location within the consolidated statement of operations for the period from February 2, 2021 to December 31, 2021:

For the period from February 2, 2021 to December 31, 2021
(in thousands)
Net loss on commodity derivatives, net – realized
Crude oil commodity contracts	$(36,038)
Natural gas commodity contracts	(17,365)
NGL commodity contracts	(22,267)
Total	$(75,670)

For the period from February 2, 2021 to December 31, 2021
(in thousands)
Net loss on commodity derivatives – unrealized
Crude oil commodity contracts	$(63,506)
Natural gas commodity contracts	(26,676)
NGL commodity contracts	(7,786)
Total	$(97,968)
Note 8 – Fair Value Measurements
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The following table represents the fair value hierarchy table for the Company’s net assets and liabilities that are required to be measured at fair value on a recurring basis as of December 31, 2021:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Assets/ Liabilities at Fair Value
	(in thousands)
Assets
Commodity derivatives – assets	$—	$—	$—	$—
Liabilities
Commodity derivatives – liabilities	$—	$(97,968)	$—	$(97,968)
Warrant liability	—	—	(30,562)	(30,562)
Total liabilities	$—	$(97,968)	$(30,562)	$(128,530)
The fair value hierarchy has three levels based on the reliability of the inputs used to determine fair value. Level 1 refers to fair value determined based on quoted prices in active markets for identical assets or liabilities. Level 2 refers to fair values determined based on quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration. Level 3 refers to fair values determined based on the Company’s own assumptions used to measure assets and liabilities at fair value.
The Company’s derivatives consist of over-the-counter (OTC) contracts which are not traded on a public exchange. These derivatives are indexed to active trading hubs for the underlying commodity and are OTC contracts commonly used in the energy industry and offered by a number of financial institutions and large energy companies.
As the fair value of these derivatives is based on inputs using market prices obtained from independent brokers or determined using quantitative models that use as their basis readily observable market parameters that are actively quoted or validated through external sources, including third-party pricing services, brokers and market transactions, the Company has categorized these derivatives as Level 2. The Company values these derivatives based on observable market data for similar instruments. This observable data includes the forward curve for commodity prices based on quoted market prices and prospective volatility factors related to changes in the forward curves. Estimates of fair value have been determined at discrete points in time based on relevant market data. These estimates involve uncertainty and cannot be determined with precision.
The fair value of the warrant liability is measured using the Company’s own assumptions and unobservable inputs. Therefore, the Company has categorized the warrant liability as Level 3. The warrant liability was initially measured at fair value on the Emergence Date and subsequently marked to market each reporting period. The significant assumptions used in the Black-Scholes option-pricing model for valuing the warrant liability as of December 31, 2021 include (i) stock price of $49.9, (ii) strike price of $31.5, (iii) risk free interest rate of 0.7%, (iv) volatility of 75.0%, (v) annual dividend rate of $0.0, and (vi) expected term of 2.1 years.
There were no transfers of assets and liabilities measured at fair value into or out of Level 3 for the period from February 2, 2021 to December 31, 2021.

Note 9 – Commitments and Contingencies
Operating Leases and Other Contractual Obligations
Operating leases relate primarily to obligations associated with the leased truck fleet. Future non-cancellable commitments related to operating leases as of December 31, 2021 are as follows:

Operating Leases
(in thousands)
2022	$612
2023	536
2024	350
2025	6
2026	—
Thereafter	—
Total	$1,504
Other Commitments
The Company is periodically subject to lawsuits, investigations, and disputes including, matters relating to commercial transactions, environmental, and health and safety matters. A liability is recognized for any contingency that is probable of occurrence and reasonably estimable. The likelihood of adverse judgments or outcomes in these matters is periodically assessed, as well as potential ranges of possible losses (taking into consideration any insurance recoveries), based on an analysis of each matter with the assistance of legal counsel and other experts, as considered appropriate. There are no loss contingencies which require recognition or disclosure in the consolidated financial statements.
Note 10 – Related Party Transactions
Pursuant to the MSA, and as discussed in Note 1, Description of the Business and Summary of Significant Accounting Policies, FDL SMB was engaged to manage the day-to-day operations of the business activities of the Company, including allocating to the Company and other interest holders the production and sale of oil, natural gas, and NGLs, collection and disbursement of revenues, and operating expenses in the respective oil and natural gas properties, and the payment of all capital costs associated with the ongoing operations of the oil and natural gas assets. Cash amounts related to the various collections and disbursements on behalf of the Company are being settled monthly between the Company and FDL SMB. As of December 31, 2021, the Company had a net related party receivable due from FDL SMB totaling $31.8 million.
Under the MSA, FDL SMB is compensated for the services it provides as follows; the Company will pay a quarterly fee to FDL SMB (the “Management Fee”), reimburse FDL SMB for all documented “out-of-pocket expenses” as defined in the MSA, and will also provide incentive-based compensation (the “Management Incentive Program”). FDL SMB earned management fees totaling $14.7 million for the period from February 2, 2021 to December 31, 2021, of which the Company accrued $1.2 million as of December 31, 2021.
The Management Incentive Program provides for compensation in the form of two fees; (i) an annual bonus fee opportunity, subject to performance targets set forth by the board, equal to 18% of the annual Management Fee and (ii) a success fee (the “Success Fee”) to be paid out in cash equal to 18% of any Equity Distribution (as defined in the MSA) or, upon a change in control event, a success fee to be paid out in cash when the change in control occurs.
During the period, the Company entered into the BPR Revolving Credit Facility and certain derivative arrangements with the majority capital holder of the Company to support the capital requirements and risk management activities of the Company. The debt and derivative arrangements were entered into in the ordinary course of the business and the terms and conditions of which are consistent to transactions with unaffiliated entities. As of December 31, 2021, the Company’s current and long-term commodity derivative liability with its majority capital holder totaled $52.0 million and $8.0 million, respectively.
Note 11 – Supplemental Cash Flow Information
During the period from February 2, 2021 to December 31, 2021, the Company paid $8.9 million for interest. As of December 31, 2021, accrued capital expenditures of $1.0 million were included in accounts payable on the consolidated balance sheet.

Note 12 – Revenue from Contracts with Customers
The following table disaggregates revenue as reported in the consolidated statement of operations by significant product type:

For the period from February 2, 2021 to December 31, 2021
(in thousands)
Oil sales	$215,498
Natural gas sales	127,285
NGL sales	136,909
Total revenues	$479,692
Note 13 – Subsequent Events
The Company has evaluated subsequent events through March 15, 2022, the date on which these consolidated financial statements were available for issuance.
On January 31, 2022, the Company entered into an agreement with Earthstone Energy Holdings, LLC and Earthstone Energy, Inc. (collectively, “Earthstone”) to sell the Company’s assets for an aggregate purchase price of $860 million, consisting of $770 million in cash and approximately 6.8 million shares of Earthstone’s Class A common stock valued at $90 million based on a closing share price of $13.3 on January 28, 2021, subject to customary closing adjustments. The effective date of the transaction is January 1, 2022, with closing anticipated in the second quarter of 2022.
Shortly after January 31, 2022 and the signing of the Earthstone sales agreement, the Company’s Board of Directors approved a series of derivative hedging transactions to offset the Company’s currently outstanding contracts and effectively cap the total risk management liabilities amounts due from April 2022 to September 2024 at $112.9 million. The contracts are scheduled to settle monthly in fixed amounts through September 2024.